Exhibit 99.1
Cross Border Resources, Inc. Announces 2011 Second Quarter
Results and Provides Operations Update

•	Leo 3 Fed Com #1H has 24-hour initial production rate of 1,101 BO, 520 BW and 623 mcf
•	Company increases CAPEX for remainder of 2011 to $9.6MM

SAN ANTONIO, Texas, August 15, 2011 — Cross Border Resources, Inc. (OTCQX: XBOR), ("Cross Border" or "the Company") today announced its financial results for the second quarter ended June 30, 2011, which is the second full quarter of operations for the Company. Cross Border is an oil and gas exploration and production company resulting from the business combination of Doral Energy Corp. and Pure Energy Group, which was effective January 3, 2011.  The merger impacts all comparisons to the prior year. Summary financial data is provided below:

Second Quarter 2011 Financial and Operating Highlights

•	Revenues increased by 119% year-over-year to $2.1 million, up from $957,307 in the second quarter of 2010.
•	Production volume totaled 23,015 barrels of oil equivalent (“boe”), an increase of 33% compared to the second quarter of 2010.
•	Adjusted EBITDA totaled $980,417, an increase of 195% compared to adjusted EBITDA of $332,525 in the second quarter of 2010.
•	Leo 3 Fed Com #1H has a 24-hour initial production rate of 1,101 barrels of oil (“BO”), 520 barrels of water (“BW”) and 623 thousand cubic feet (“mcf”).

Six-Month Financial and Operating Highlights

•	Revenues increased by 88% year-over-year to $3.7 million, up from $2.0 million in the six months ended June 30, 2010.
•	Production volume totaled 44,786 boe, an increase of 26% compared to the first half of 2010.
•	Adjusted EBITDA totaled $1.6 million, an increase of 41% compared to adjusted EBITDA of $1.1 million in the first half of 2010.

“Cross Border made excellent progress during the second quarter and first half of 2011,” said Everett “Will” Gray II, CEO and Chairman of Cross Border. “We’re still a new company, and as such, our bottom line was impacted by certain startup and merger-related costs. I expect these expenses to diminish going forward as we continue to grow.”

Mr. Gray continued, “Looking at our operations, our established footprint within the Permian Basin offers our shareholders the opportunity to participate in promising, low-risk plays with the potential for attractive returns. We expect increasing production volumes and important reserve adds as our active drilling program continues. Going forward, the Company should maintain its brisk drilling schedule for the rest of 2011, followed by an approximate 25 or more gross wells to be drilled during 2012. We now project Cross Border will participate in 23 gross wells this year. We continue to focus on the Bone Spring and Wolfberry Trend—two of the most active oil plays within the Permian Basin—as well as conventional plays such as the Abo, Yeso and Delaware.”

Results of Operations for the Three Months Ended June 30, 2011

Revenues

Revenues for the three months ended June 30, 2011 were $2.1 million, as compared to $957,307 million for the three months ended June 30, 2010. The increase of $1.1 million, or 119%, was primarily due to increased production from wells added year-over-year, increased production due to the merger, and a year-over-year increase in the average sales prices for oil and natural gas. Oil and gas sales increased 59% year-over-year to $1.5 million as compared to $919,234 for the same period a year ago. The Company also recorded a $599,100 gain on the sale of oil and gas properties during the second quarter of 2011.
Production volumes for the three months ended June 30, 2011 were 23,015 boe, up 33% year-over-year and 6% sequentially. The increase was primarily due to a combination of increased production from wells added period-over-period and increased production brought on through the merger. Average daily production sold during the second quarter of 2011 was 253 barrels of oil equivalent per day (“boed”) compared to 190 boed for the second quarter of 2010. Cross Border’s definition of daily production represents only what volumes were sold in each respective quarter and does not account for stored inventory.

Cross Border’s average realized crude oil sales price for the second quarter of 2011 was $95.00 per barrel, compared to $76.99 in the second quarter of 2010. The Company’s average realized natural gas sales price during the second quarter of 2011 was $6.42 per mcf, compared to $6.16 per mcf in the second quarter of 2010.

Income from Operations

Operating loss for the three months ended June 30, 2011 amounted to $45,804 as compared to operating income of $297,571 for the three months ended June 30, 2010. Operating expenses for the three-month period totaled $2.1 million, an increase of 225% of as compared to $659,736. The increase was primarily due to increased expenses related to expanded production.

Net Income

Net loss for the three months ended June 30, 2011 was $66,597 as compared to a net loss of $1,143 for the three months ended June 30, 2010. Net income per diluted share was essentially break-even on a per-share basis.

Adjusted EBITDA

Adjusted EBITDA totaled $980,417, or $0.07 per fully diluted share, an increase of 195% compared to adjusted EBITDA of $332,525 in the year-ago period.

EBITDA is defined as net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, and Cross Border’s calculations thereof may not be comparable to similarly titled measures reported by other companies. Cross Border’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues to measure operating performance. A complete reconciliation of EBITDA to GAAP accounting standards can be found in this press release under the financial table “Reconciliation to GAAP.”

Results of Operations for the Six Months Ended June 30, 2011

Revenues

Revenues for the six months ended June 30, 2011 were $3.7 million as compared to $2.0 million for the six months ended June 30, 2010. The increase of $1.7 million, or 88%, was primarily due to increased production from wells added year-over-year, increased production due to the merger, and a year-over-year increase in the average sales prices for oil and natural gas. Oil and gas sales increased 57% year-over-year to $3.0 million as compared to $2.0 million for the same period in 2010. The Company also recorded a $599,100 gain on the sale of oil and gas properties during the first half of 2011.

Production volume totaled 44,786 boe, an increase of 26% compared to 35,449 boe for the first half of 2010. The increase was due primarily to a combination of increased production from wells added period-over-period and increased production brought on through the merger. Average daily production for the six months ended June 30, 2011 was 247 boed compared to 196 boed for the first six months of 2010.  Cross Border’s definition of daily production represent only what volumes were sold in each respective quarter and does not account for stored inventory.

Cross Border’s average realized crude oil sales price for the first six months of 2011 was $89.60 per barrel, compared to $74.86 in the first six months of 2010. The Company’s average realized natural gas sales price during the first half of 2011 was $6.19 per mcf, compared to $5.99 per mcf for the first half of 2010.

Income from Operations

Operating loss for the six months ended June 30, 2011 amounted to $188,883 as compared to operating income of $480,196 for the six months ended June 30, 2010. Operating expenses for the six months ended June 30, 2011 totaled $3.9 million, up 161% from $1.5 million in the same period a year ago. The increase was primarily due to expanded production.

Net Income

Net loss for the six months ended June 30, 2011 was $221,513 as compared to net income of $237,308 for the six months ended June 30, 2010. Net loss per diluted share was $0.02 for the first six months of 2011.

Adjusted EBITDA

Adjusted EBITDA totaled $1.6 million, an increase of 41% compared to adjusted EBITDA of $1.1 million in the year-ago period.

Liquidity and Capital Resources

As of June 30, 2011, the Company’s current assets were $2.6 million and current liabilities were $1.4 million. Cash and cash equivalents totaled $1.5 million as of June 30, 2011. The Company’s shareholders’ equity at June 30, 2011 was $18.3 million. The Company used $1.2 million for operating activities for the six months ended June 30, 2011, compared to a provision of $1.5 million for the same period in 2010. The Company used $1.1 million for investing activities for the six months ended June 30, 2011, compared to $1.0 million for the first half of 2010. The Company generated $2.9 million from financing activities for the six months ended June 30, 2011, compared to $477,895 used in financing activities during the first half of 2010.

Operations Update

Well	County	Operator	Formation	Status	Working Interest
New Mexico
Leo 3 Fed Com. #1H	Chaves	Concho Resources	Abo	24-hour IP Rate of 1,101 BO, 520 BW & 623 mcf	6.25%
Grave Digger #2H	Eddy	Concho Resources	Yeso	Averaging 125 bopd and 106.7 mcfd of gas, awaiting pay status.	5.64%
Texas
Shortes 6 #1	Borden	Big Star	Wolfberry/ Tres Amigos	Recovered all frac fluid, monitoring excess fluid level in well, averaging 12 bopd.1	10.00%
Shortes 43 #1	Dawson	Big Star	Wolfberry/ Tres Amigos	Flowing back frac load, averaging 27 bopd with 303 barrels of load with 4,452 barrels of load left to recover.	10.00%
Coleman 9 #1	Borden	Big Star	Wolfberry/ Tres Amigos	Flowing back frac load, averaging 5 bopd with 325 barrels of load with 4,202 barrels of load left to recover.	10.00%
Simmons 27 #2	Dawson	Big Star	Wolfberry	Drilling completed, preparing 2-stage Lower Mississippian frac.	10.00%

2011 Business Outlook

Cross Border anticipates accelerated drilling activity in the second half of 2011 with a primary focus on its 2nd Bone Spring acreage located in both Eddy and Lea counties, New Mexico. Approximately $5.5 million has been allocated toward the 2nd Bone Spring development, representing approximately 51% of Cross Border’s 2011 CAPEX budget. Cross Border is witnessing increased permitting activity within its current footprint due to the success of emerging drilling and completion technologies that have provided significant rates of return for Permian Basin operators, further demonstrated by the number of active rigs currently drilling in the Permian Basin.

Cross Border expects to spud approximately 23 gross wells, or 3.6 net wells, in 2011, with drilling capital expenditures increasing to approximately $10.6 million for the year versus only $8.5 million as previously stated. The drilling schedule that was published in the Cross Border presentation dated August 2011 has been revised. Management has pushed back four wells that were expected to spud in 2011, which are now anticipated to spud in 2012, and has replaced them with the Cimarex SE Lusk 33 #2H and the Cimarex SE Lusk 33 #3H, both targeting the 2nd Bone Spring and both with a 37.5% working interest. This revision has increased capital expenditure for the second half of 2011 from $7.4 million to $9.6 million. Historically, Cross Border has been invoiced by its various operators over a three-month time frame with a net 30-day payment for each stage of the drilling and completions costs. If this remains the case, for the remainder of 2011, Cross Border would expect to fund approximately $5.7 million for its proportionate ownership costs with the remaining balance spilling over into Q1 of 2012. All wells listed in the revised drilling schedule are classified as developmental wells.

Cross Border currently expects to fund all remaining 2011 drilling commitments using cash-on-hand, cash flow and its existing credit facility. Current availability under the existing credit facility is approximately $4 million. The updated drilling schedule for the remainder of 2011 is provided in the chart below:

WELL NAME	COUNTY	OPERATOR	FORMATION	SPUD DATE	WORKING INTEREST	D&C proportionate to XBOR's NRI	V=Vertical H=Horizontal

KSI 22 Fed #1H	Lea, NM	Devon	2nd Bone Spring	Q3 2011	3.00%	$144,000	H
Zircon 2 #1H	Eddy, NM	Mewbourne	2nd Bone Spring	Q4 2011	12.50%	$399,000	H
Leo 3 Fed Com. #2H	Chaves, NM	Cimarex	Abo	Q4 2011	6.25%	$318,000	H
Wasp 2 St #3H	Chaves, NM	Cimarex	Abo	Q3 2011	6.25%	$236,000	H
Santa Elena 19 Fed #1H	Eddy, NM	Apache	Abo	Q4 2011	12.50%	$560,000	H
Buck Baker 15 #1	Martin, TX	Big Star	Wolfberry	Q3 2011	20.00%	$525,000	V
Providence A #1	Dawson, TX	Big Star	Wolfberry	Q4 2011	10.00%	$263,000	V
Grave Digger #3H	Eddy, NM	Concho Resources	Yeso	Q3 2011	5.64%	$139,000	H
Brown Bear 14 St Com #1	Lea, NM	Devon	Delaware	Q4 2011	3.00%	$120,000	H
Fecta 33 Fed Com #1H	Lea, NM	Occidental	2nd Bone Spring	Q3 2011	12.50%	$578,000	H
Ocelot 34 Fed Com #1H	Lea, NM	Mewbourne	2nd Bone Spring	Q4 2011	14.90%	$623,000	H
Wasp 2 St #4H	Chaves, NM	Cimarex	Abo	Q4 2011	6.25%	$236,000	H
Staley St 30 "K" #01	Eddy, NM	Apache	Yeso	Q4 2011	12.50%	$225,000	V
Tres Amigos PH	Borden, TX	Big Star	Wolfberry	Q4 2011	10.00%	$183,000	V
Hefley 24 #1	Martin, TX	Big Star	Wolfberry	Q4 2011	20.00%	$525,000	V
Stearns PH	Chaves, NM	Cross Border	San Andres	Q4 2011	100.00%	$650,000	V
SE Lusk 33 #2H	Lea, NM	Cimarex	2nd Bone Spring	Q3 2011	37.50%	$1,883,000	H
SE Lusk 33 #3H	Lea, NM	Cimarex	2nd Bone Spring	Q4 2011	37.50%	$1,883,000	H
High Lonesome 26 Com #2H	Eddy, NM	Concho Resources	Abo	Q3 2011	3.13%	$164,000	H

Please note that Cross Border reserves the right to adjust the drilling schedule on a quarterly basis. Management has derived this tentative drilling schedule based upon communication with current operators, identifying and mapping all approved drilling permits on Cross Border acreage, and approved AFEs (authorization for expenditure).

Conference Call and Webcast

Management will host a conference call to discuss these financial results Tuesday, August 16, at 11:00 a.m. Eastern time (8:00 a.m. Pacific).

To participate in the call please dial (877) 941-4778, or (480) 629-9715 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found via the Company’s website at http://www.xbres.com, or alternately at http://ViaVid.net.

A replay of the call will be available for two weeks from 2:00 p.m. EDT on August 17, 2011, until 11:59 p.m. EDT on August 31, 2011. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4465173. In addition, a recording of the call will be available via the company’s website at http://www.xbres.com for one year.

About Cross Border Resources

Cross Border Resources is an oil and gas exploration company, headquartered in San Antonio, Texas, focusing on non-operated opportunities with proven operators within the Permian Basin. Cross Border consists of over 800,000 gross (approximately 300,000 net) mineral and lease acres within the state of New Mexico targeting various emerging plays including the 1st & 2nd Bone Spring, and more conventional plays such as the Abo, Yeso, San Andres as well as our Wolfberry acreage located in West Texas. Cross Border Resources currently owns approximately 31,000 net acres within the Permian Basin.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward-looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information risks for the Company can be found in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Investor Relations Contact:
Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 107
jon@redchip.com
http://www.redchip.com

Company Contact:
Cross Border Resources, Inc.
Everett Willard "Will" Gray II
willg@xbres.com

Cross Border Resources, Inc.
Condensed Balance Sheets

		Predecessor Entity
	June 30,	December 31,
	2011	2010
	(Unaudited)	(As Restated)
ASSETS

Current Assets
Cash	$1,537,152	$975,123
Accounts Receivable - Production	497,430	512,624
Accounts Receivable - Related Party	—	250,000
Prepaid Expenses	446,606	—
Derivative Asset	106,850
Current Tax Asset	49,737	—
Total Current Assets	2,637,775	1,737,747

Oil and Gas Properties	31,971,832	19,421,621
Less: Accumulated Depletion	(8,768,498)	(7,328,326)
Net Oil and Gas Properties	23,203,334	12,093,295

Other Assets
Other Property and Equipment, net of Accumulated Depreciation of $112,763 and $94,759 in 2011 and 2010, respectively	108,194	124,776
Deferred Bond Costs, net of Accumulated Amortization of $303,243 and $293,915 in 2011 and 2010, respectively	200,611	209,939
Deferred Bond Discount, net of Accumulated Amortization of $134,019 and $108,827 in 2011 and 2010, respectively	52,541	77,733
Other Assets	173,056	112,532
Total Other Assets	534,402	524,980

TOTAL ASSETS	$26,375,511	$14,356,022

		Predecessor Entity
	June 30,	December 31,
	2011	2010
	(Unaudited)	(As Restated)
LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities
Accounts Payable - Trade	$253,910	$875,881
Accounts Payable - Revenue Distribution	76,000	49,880
Interest Payable	83,532	107,875
Accrued Expenses	19,968	28,460
Deferred Revenues	97,436	162,394
Bonds Payable - Current Portion	720,000	660,000
Creditors Payable - Current Portion	180,000	150,000
Total Current Liabilities	1,430,846	2,034,490

Non-Current Liabilities
Asset Retirement Obligations	1,191,919	508,588
Deferred Income Tax Liability	19,487	—
Line of Credit	1,000	1,582,426
Notes Payable	764,278	—
Bonds Payable, net of Current Portion	3,305,000	3,555,000
Creditors Payable, net of Current Portion	1,359,545	1,656,305
Total Non-Current Liabilities	6,641,229	7,302,319
Total Liabilities	8,072,075	9,336,809

Stockholders’ Equity (Deficit)
Retained Earnings (Accumulated Deficit) (1)	(14,371,458)	5,019,213
Common Stock ($0.001 par value; 36,363,637 authorized and 16,151,946 shares issued and outstanding at June 30, 2011)	16,152	—
Additional Paid in Capital	32,658,742	—
Total Stockholders’ Equity	18,303,436	5,019,213

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,375,511	$14,356,022

(1)	Retained Earnings as of December 31, 2010 (As Restated) includes all equity accounts, including all Predecessor Entity Partners' Capital accounts.

Cross Border Resources, Inc.
Condensed Statements of Operations
 (Unaudited)

	Three months ended June 30,
	2011	2010
		Predecessor Entity
Revenues and Gains
Oil and gas sales	$1,465,050	$919,234
Gain on sale of oil and gas properties	599,100	—
Other	32,479	38,073
Total revenues and gains	$2,096,629	$957,307

Expenses:
Operating costs	362,161	87,375
Production taxes	165,108	100,440
Depreciation, depletion, and amortization	488,601	222,538
Accretion expense	26,416	14,818
General and administrative	1,100,147	234,565
Total expense	2,142,433	659,736

Gain (loss) from operations	(45,804)	297,571

Other income (expense):
Bond issuance amortization	(4,664)	(4,664)
Gain (loss) on derivatives	75,857	—
Interest expense	(142,438)	(91,648)
Miscellaneous other income (expense)	10,609	(202,402)
Total other income (expense)	(60,636)	(298,714)

Loss before income taxes	(106,440)	(1,143)

Current tax benefit (expense)	54,160	(7,862)
Deferred tax benefit (expense)	(14,317)	7,862
Income tax benefit (expense)	39,843	—
Net income (loss)	$(66,597)	$(1,143)

Net loss per share:
Basic and diluted	$(0.00)	$—
Weighted average shares outstanding:
Basic and diluted	14,948,649	—

Cross Border Resources, Inc.
Condensed Statements of Operations
(Unaudited)

	Six months ended June 30,
	2011	2010
		Predecessor Entity
Revenues and Gains
Oil and gas sales	$3,031,863	$1,926,964
Gain on sale of oil and gas properties	599,100	—
Other	64,958	41,076
Total revenues and gains	$3,695,921	$1,968,040

Expenses:
Operating costs	515,225	183,624
Production taxes	270,564	186,286
Depreciation, depletion, and amortization	1,072,891	624,835
Accretion expense	52,833	29,635
General and administrative	1,973,291	463,464
Total expense	3,884,804	1,487,844

Gain (loss) from operations	(188,883)	480,196

Other income (expense):
Bond issuance amortization	(9,328)	(9,328)
Gain (loss) on derivatives	106,123	—
Interest expense	(247,594)	(202,321)
Miscellaneous other income (expense)	52,628	(31,239)
Total other income (expense)	(98,171)	(242,888)

Loss before income taxes	(287,054)	237,308

Current tax benefit (expense)	85,028	(21,358)
Deferred tax benefit (expense)	(19,487)	21,358
Income tax benefit (expense)	65,541	—
Net income (loss)	$(221,513)	$237,308

Net loss per share:
Basic and diluted	$(0.02)	$—
Weighted average shares outstanding:
Basic and diluted	13,719,626	—

Cross Border Resources, Inc.
Condensed Statements of Cash Flows
For the six months ended June 30, 2011 and 2010
(Unaudited)

	Six Months Ended June 30,
	2011	2010
		Predecessor Entity
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(221,513)	$237,308
Adjustments to reconcile net income (loss) to cash used by operating activities:
Depreciation, depletion, amortization	1,047,697	624,835
Accretion	52,833	29,635
Gain on Disposition of Assets	(583,766)	—
Share-based Compensation	455,230	—
Amortization of debt discount and deferred financing costs	34,520	34,521
Changes in operating assets and liabilities:
Accounts receivable	15,194	265,168
Prepaid expenses and other current assets	(551,986)	6,714
Accounts payable – trade	(1,064,664)	52,095
Accrued expenses	(190,602)	(27,801)
Deferred income tax	(30,250)	—
Deferred revenue	(64,958)	227,352
Other current liabilities	(105,074)	21,835
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,207,339)	1,471,662

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures - oil and gas properties	(1,856,805)	(996,363)
Disposal of oil and gas properties	799,100	—
Capital expenditures - other assets	(35,239)	—
NET CASH USED IN INVESTING ACTIVITIES	(1,092,944)	(996,363)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of expenses	5,143,220	—
Net borrowings (payments) on line of credit	(1,581,426)	(355,000)
Proceeds from renewing notes	139,359	—
Repayments of notes payable	(382,081)
Repayments of bonds	(190,000)	—
Repayments to creditors	(266,760)	(122,895)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,862,312	(477,895)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	562,029	(2,596)
Cash and cash equivalents, beginning of period	975,123	757,119
Cash and cash equivalents, end of period	$1,537,152	$754,523

Supplemental disclosures of cash flow information:
Interest paid	$195,795	$185,493
Income taxes paid	$—	$—

The above changes in current assets and current liabilities differ from changes between amounts reflected in the June 30, 2011 balance sheet due to current assets and current liabilities acquired in connection with the Company’s reverse acquisition with Pure Energy Group, Inc. and Pure Gas Partners II, LP, as more fully described in Note 1 to the unaudited financial statements.

Cross Border Resources, Inc.
Summary Operating Statistics
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010 (Predecessor Entity)	2011	2010 (Predecessor Entity)

Revenues & Sales
Oil & Gas Sales	$1,465,050	919,234	$3,031,863	1,926,964
Gain on Sale of Oil & Gas Properties	599,100	-	599,100
Total revenue	2,096,629	957,307	3,695,921	1,968,040
Net Income (Loss)	(66,597)	(1,143)	(221,513)	237,308

Net Income Per Share
Basic & Diluted	0.00	n/a	(0.02)	n/a
Average Number of Shares Outstanding
Basic & Diluted	14,948,649	-	13,719,626	-

Production Volumes
Oil (Bbls)	12,569	6,737	25,856	14,553
Gas (mcf)	62,672	63,474	113,583	125,376
Total Barrels of Oil Equivalent (boe)*	23,015	17,316	44,786	35,449

Average Barrels of Oil Equivalent per day (boed)	253	190	247	196

Oil (Bbls)	54.6%	38.9%	57.7%	41.1%
Gas (mcf)	45.4%	61.1%	42.3%	58.9%
Total Barrels of Oil Equivalent (boe)*	100.0%	100.0%	100.0%	100.0%

Average sales price:
Gas ($ per mcf)	6.42	$6.16	6.19	$5.99
Oil ($ per bbl)	95.00	76.99	89.60	74.86
Average cost of production:
Average production cost ($/boe)	14.90	5.15	10.78	5.27
Average production taxes ($/boe)	7.28	5.78	6.09	5.24

Depletion Expense	577,249	292,356.25	1,122,990.00	584,713
Depletion Expense ($/boe)	25.08	16.88	25.07	16.49

Non-GAAP Adjusted EBITDA	980,417	332,525	1,550,822	1,103,427
Non GAAP Adjusted EBITDA Per Share
Basic & Diluted	0.07	n/a	0.11	n/a

Cross Border Resources, Inc.
Reconciliation to GAAP

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
		Predecessor Entity		Predecessor Entity
Net income (loss)	$(66,597)	$(1,143)	$(221,513)	$237,308
Interest expense and other	147,102	96,312	256,922	211,649
Income tax expense (benefit)	(39,843)	—	(65,541)	—
Accretion of asset retirement obligations	26,416	14,818	52,833	29,635
Depreciation, depletion, and amortization	488,601	222,538	1,072,891	624,835
Stock-based compensation	424,738	—	455,230	—
Adjusted EBITDA	$980,417	$332,525	$1,550,822	$1,103,427

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Source: Cross Border Resources, Inc.